INVESTMENT SUB-ADVISORY AGREEMENT
AMONG WELLS FARGO FUNDS TRUST,
WELLS FARGO FUNDS MANAGEMENT, LLC AND
THE ROCK CREEK GROUP, LP

This AGREEMENT is made as of this 1st day of April
2014, by and among Wells Fargo Funds Trust (the
"Trust"), a statutory trust organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San
Francisco, California 94105, Wells Fargo Funds
Management, LLC (the "Adviser"), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 525
Market Street, 12th Floor, San Francisco, California
94105, and The Rock Creek Group, LP, a limited partnership organized under the laws of the State of Delaware, with its principal place of business at 1133 Connecticut Avenue, N.W., Suite 810, Washington, D.C.
20036 (the "Sub-Adviser").
WHEREAS, the Adviser and the Sub-Adviser are each registered investment advisers under the Investment Advisers Act of 1940 (the "Advisers Act");
and
WHEREAS, the Trust is registered under the Investment
Company Act of 1940 (the "1940 Act"), as an open-end, series management investment company; and
WHEREAS, the Trust's Board of Trustees (the "Board") has engaged the Adviser to perform investment advisory services for each series of the Trust under the terms of an investment advisory agreement, dated
August 6, 2003 and as amended and supplemented from time to time, between the Adviser and the Trust
(the "Advisory Agreement"); and
WHEREAS, the Adviser, acting pursuant to the Advisory
Agreement and with the approval of the Trust's Board, wishes to retain the Sub-Adviser to provide specified investment sub-advisory services to one or more series of the Trust listed in Appendix A hereto as it may be amended or supplemented from time to time (the
"Fund(s)"); and
WHEREAS, the Sub-Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;
NOW THEREFORE, the Trust, the Adviser and the Sub-Adviser agree as follows:
Section 1. The Trust. The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Declaration of Trust, as amended or supplemented from time to time, By-Laws
(if any) and Registration Statement filed with the Securities and Exchange Commission (the
"Commission") under the 1940 Act and the Securities
Act of 1933 (the "Securities Act"), including any representations made in the prospectus and statement of additional information relating to the Fund(s) contained therein and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Board.
Section 2. Appointment of Sub-Adviser.
Subject to the direction and control of the Board, the Adviser has been appointed to manage the investment and reinvestment of the assets of the Fund(s) and to provide certain management and related services specified in the Advisory Agreement with respect to the Fund(s).
Subject to the direction and control of the Board and the Adviser, and with the oversight of the Adviser, the Sub-Adviser is hereby appointed and agrees to manage the investment and reinvestment of the assets of the Fund(s) by providing the management and related services specified herein, all in such manner and to such extent as may be directed from time to time by the Board or the Adviser. Without limiting the generality of the foregoing, the Board or the Adviser may direct the Sub-Adviser's provision of management and related services with respect to the Fund(s) by delivering investment guidelines, investment policies and investment restrictions (as amended from time to time, the "Investment Guidelines"), and the Sub-Adviser shall manage the investment and reinvestment of the Fund(s) as set forth in this Agreement, in accordance with the Investment Guidelines. The authority granted to the Sub-Adviser shall include the authority to make investment decisions with regard to the investment, reinvestment and disposition of assets held by the Fund(s) (subject to the limitations and restrictions set forth herein)and to exercise whatever powers the Trust may possess with respect to any of the assets in the Fund(s), including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, redemption privileges, and to tender securities pursuant to a tender offer.
Section 3. Duties and Representations and
Warranties of the Sub-Adviser.
(a) The Sub-Adviser will be responsible for recommending Managers (as defined below) to the Adviser (for the Adviser's consideration for recommendation to the Board) to be engaged pursuant to separate subadvisory agreements to make decisions with respect to purchase and sales of securities and other investment assets with respect to their respective Manager's Portion (as defined below). In connection therewith, the Sub-Adviser will be responsible for: (i) identifying, screening and conducting appropriate diligence on Manager candidates; (ii) recommending to the Adviser Manager candidates (for the Adviser's consideration for recommendation to the Board) who are suited to making decisions about purchases and sales of securities and other investment assets for the Fund(s) consistent with the investment objectives, policies and restrictions and any Investment Guidelines applicable to the Fund(s); (iii) allocating and reallocating Fund(s) assets to Managers, including to the Sub-
Adviser for its own management; (iv) recommending
Manager changes when and as appropriate from time to time; and (v) monitoring, supervising, reporting on, and overseeing the investment activities of each Manager.
(b) The Sub-Adviser shall make decisions with respect to purchases and sales of securities and other investment assets for any Manager's Portion allocated to it pursuant to Section 3(e) hereof. To carry out such decisions, the Sub-Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to transactions of the Fund(s). In all purchases, sales and other transactions in securities and other investment assets for the Fund(s), the Sub-Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.
(c) The Sub-Adviser will report to the Board at each regular meeting thereof all material changes in the Fund(s) since the prior report, and will also keep the Board informed of important developments it becomes aware of affecting the Trust, the Fund(s),the Sub-
Adviser and each of the Managers, and on its own initiative will furnish the Board from time to time with such information as the Sub-Adviser may believe appropriate, whether concerning the Managers, the individual companies whose securities are held by the Fund(s), the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund(s) maintains investments, or any other matters. At the request of the Adviser, the Sub-Adviser shall review, and coordinate the Managers' review of, draft shareholder reports and annual updates to prospectuses and other documents and provide timely comments thereon. The
Sub-Adviser will also furnish the Board with such statistical and analytical information with respect to each Manager and securities or other assets in the Fund(s), as the Sub-Adviser may believe appropriate or as the Board or the Adviser reasonably may request. In overseeing or making purchases and sales of securities for the Fund(s), the Sub-Adviser will be responsible for ensuring its compliance with the provisions, policies, restrictions and other requirements set forth in Section
7 of this Agreement, and the investment objectives, policies and restrictions of the Fund(s).
(d) The Sub-Adviser shall promptly notify the Adviser (i) of any changes it becomes aware of regarding the Sub-Adviser or a Manager that would impact disclosure in the Trust's Registration Statement, including, without limitation, any change in the personnel of the Sub-Adviser or a Manager responsible for making investment decisions for the Fund(s), (ii) of any known violation of any requirement, provision, policy or restriction that the Sub-Adviser is responsible for ensuring compliance with under Section 7 of this Agreement, and (iii) upon the Sub-Adviser becoming aware that it or a Manager is, or likely may become, subject to any statutory disqualification pursuant to
Section 9 of the 1940 Act or of any other event otherwise that would prevent the Sub-Adviser or a Manager from performing its duties pursuant to this Agreement. The Sub-Adviser shall notify the Adviser of any change in "control" (as such term in defined in Section 2(a)(9) of the 1940 Act) of the Sub-Adviser or a Manager promptly after the reasonable possibility of such event becomes known to Sub-Adviser. The Sub-
Adviser shall, within two business days, notify the Adviser and the Trust of any legal process served upon it in connection with its activities hereunder, including any legal process served upon it on behalf of the Adviser, the Fund(s) or the Trust. The Sub-Adviser shall reasonably cooperate with, and shall endeavor to coordinate, as necessary and required under their respective agreements with the Fund(s), the Managers' cooperation with, the Fund(s)' custodian ("Custodian") in the Custodian's processing of class actions or other legal proceedings relating to the holdings (historical and/or current) of the Fund(s).
(e) The Sub-Adviser, in its discretion, shall make recommendations for the Fund(s) and the Adviser to employ or sub-contract the services of certain investment advisers the Sub-Adviser believes to be appropriate or necessary to manage the assets of the Fund(s) (each, a "Manager" and collectively, the "Managers") (where the Sub-Adviser is managing a portion of a Fund(s)' assets, it shall be deemed a Manager for purposes of such Manager's Portion);
provided, however, that the employment or subcontracting with any Manager shall not relieve the SubAdviser of its responsibilities or liabilities hereunder and provided further that the Sub-Adviser shall not have the authority to sub-contract investment sub-advisory responsibilities to a Manager without the consent of the Adviser and the Trust and otherwise in accordance with applicable requirements of the 1940 Act and the rules thereunder. The fees for the performance of duties delegated to a Manager will be borne and paid by the Adviser as set forth in the agreement with a Manager
(each, a "Manager Sub-Advisory Agreement"). No such fees may be imposed on the Trust.
With respect to Fund(s) for which investment subadvisory services of one or more Managers is employed or sub-contracted, the Sub-Adviser, under the oversight of the Adviser, shall oversee the provision of services to the Fund(s) by each Manager and shall assist the Adviser in its oversight of the same, in such manner as the Adviser and the Sub-Adviser shall from time to time agree. In this regard, the responsibilities of the Sub-
Adviser shall include, without limitation, the following:
(i) based on the Fund(s)' investment objective, policies and strategies, the Sub-Adviser shall determine, from time to time, the portion of Fund(s) assets, if any, that a Manager shall invest and reinvest (the "Manager
Portion"), and allocate and re-allocate Fund(s) assets accordingly; (ii) the Sub-Adviser shall formulate and deliver to the Manager, from time to time, investment guidelines, investment policies and investment restrictions ("Manager Investment Guidelines"), which shall in all respects be consistent with the investment objectives, policies and restrictions and any Investment Guidelines applicable to the Fund(s), and which shall govern management by the Manager of the Manager
Portion allocated to it; and (iii) the Sub-Adviser shall monitor each Manager's investments in the corresponding Manager Portion for compliance with the applicable Manager Investment Guidelines, the Fund(s)' investment objective, policies and strategies, any Investment Guidelines applicable to the Fund(s) and the Manager's portfolio management duties set forth in
Section 2 of its Manager Sub-Advisory Agreement. The Sub-Adviser's performance of the foregoing across all Manager Portions in total (including any Manager
Portion managed directly by the Sub-Adviser) shall be conducted in compliance with the provisions, policies, restrictions and other requirements set forth in Section
7 of this Agreement, provided that the Sub-Adviser shall not be responsible for overseeing the adherence, by the Fund(s) in total, with the diversification and income tests required by Subchapter M of the Internal Revenue
Code of 1986, as amended, except as otherwise agreed solely between the Adviser and the Sub-Adviser from time to time.
(f) The Sub-Adviser shall supervise and
monitor the activities of its representatives, personnel and agents in connection with the execution of its duties and obligations hereunder. The appropriate personnel of the Sub-Adviser will be made available to consult with the Adviser, the Trust and the Board at reasonable times and upon reasonable notice concerning the Sub-Adviser's performance of services hereunder or any other aspect of the business of the Trust and the Fund(s). Without limiting the generality of the foregoing, although the Sub-Adviser does not maintain responsibility for valuing the portfolio, appropriate personnel of the Sub-Adviser will provide reasonable assistance to the Adviser and/or the Board in the valuation of securities or other investment assets held within the Fund(s) for which market quotations are not readily available in accordance with the Trust's
Procedures for the Valuation of Portfolio Securities.
(g) The Sub-Adviser represents and
warrants to the Adviser and the Trust that: (i) the Sub-
Adviser is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) the Sub-Adviser is duly organized and validly existing and has requisite power and authority to enter into and perform its obligations under this Agreement; and (iii) the execution, delivery and performance of this Agreement by the Sub-Adviser has been duly authorized by appropriate action of the Sub-
Adviser.
Section 4. Delivery of Documents to the Sub-Adviser.
The Adviser has furnished the Sub-Adviser with true, correct and complete copies of the following documents:
(a) The Registration Statement of the Trust filed with the Commission under the 1940 Act, including the prospectuses and statements of additional information related to the Fund(s) included therein;
(b) The Advisory Agreement; and
(c) Written guidelines, policies and procedures adopted by the Trust that are applicable to the Fund(s), and the Investment Guidelines, if any.
The Adviser will furnish the Sub-Adviser with all future amendments and supplements to the foregoing as soon as practicable after such documents become available.
The Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request in connection with the performance of its duties hereunder.
The Sub-Adviser shall furnish the Adviser with written certifications, in such form as the Adviser shall reasonably request, that it has received and reviewed the most recent version of the foregoing documents provided by the Adviser and that it will comply with such documents in the performance of its obligations under this Agreement to the extent applicable to, and consistent with, its obligations set forth herein.
Section 5. Delivery of Documents to the Adviser. The
Sub-Adviser has furnished, and in the future will furnish, the Adviser with true, correct and complete copies of each of the following documents:
(a) The Sub-Adviser's most recent Form ADV;
(b) The Sub-Adviser's most recent balance sheet;
(c) The current Code of Ethics of the Sub-Adviser, adopted pursuant to Rule 17j-1 under the 1940 Act, and annual certifications regarding compliance with such Code; and
(d) Copies of the Sub-Adviser's policies and procedures adopted pursuant to Rule 206(4)-7 under the Advisers Act, as amended from time to time, and the report memorializing the results of the most recent annual review of the adequacy of such policies and procedures.
In addition, the Sub-Adviser will furnish the Adviser with a summary of the results of any regular, sweep and/or other examination of the books and records of the Sub-
Adviser by the Commission or other regulatory agency with respect to the Sub-Adviser's investment management activities.
The Sub-Adviser will furnish the Adviser with the documents described in Sections 5(a), 5(c), 5(d) and in the paragraph immediately above as soon as practicable after such documents become available, to the extent that such documents have been changed materially.
The Sub-Adviser shall furnish the Adviser with any further documents, materials or information as the Adviser may reasonably request in connection with the Sub-Adviser's performance of its duties under this Agreement, including, but not limited to, information regarding the Sub-Adviser's financial condition, level of insurance coverage, code of ethics compliance, conflict mitigation practices, and any certifications or subcertifications which may reasonably be requested in connection with Fund(s) registration statements, Form
N-CSR filings or other regulatory filings, and in connection with the consideration of the continuation of this Agreement for approval as set forth in Section 15 hereof (including the document described in Sections
5(b) for the relevant period).
Section 6. Control by Board. As is the case with respect to the Adviser under the Advisory
Agreement, any investment activities undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund(s), shall at all times be subject to the direction and control of the Trust's Board.
Section 7. Compliance with Applicable
Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times comply in all material respects with:
(a) all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder;
(b) the applicable provisions of the
registration statement of the Trust, as it may be amended or supplemented from time to time, under the Securities Act and the 1940 Act;
(c) the resolutions of the Board as may be adopted from time to time, the applicable provisions of written guidelines, policies and procedures adopted by the Trust or the Board, and the Investment Guidelines (in all cases, only to the extent not inconsistent with the services required to be provided by the Sub-Adviser under this Agreement (except as to the provisions of this Section 7(c)); provided that the Sub-Adviser shall not be required to comply with any such resolutions or documents until delivered to the Sub-Adviser; and
(d) any other applicable provisions of state or federal law.
In addition, without limiting the generality of the foregoing, the Sub-Adviser agrees that: (i) any code of ethics adopted by the Sub-Adviser must comply with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, as they may be amended from time to time, and, if requested by the Trust or the Adviser, any practices regarding personal investing as may be set out in any interpretive release or guidance issued by the Commission or its staff, (ii) the Adviser and the Trust may disclose Fund(s) portfolio holdings information in accordance with the Trust's policies and procedures governing the disclosure of Fund(s) portfolio holdings, as amended or supplemented from time to time, and as required by applicable law or as otherwise provided hereunder, and (iii) the Sub-Adviser will not use, nor will it seek to obtain, material non-public information concerning portfolio companies in connection with performing its duties hereunder.
Section 8. Proxies. The Adviser shall have responsibility to vote proxies solicited with respect to issuers of securities in which assets of the Fund(s) are invested from time to time in accordance with the Trust's policies on proxy voting. The Sub-Adviser will provide, when reasonably requested by the Adviser, information it has or can obtain without unreasonable burden or expense from the responsible Manager(s) on a particular issuer to assist the Adviser in the voting of a proxy.
Section 9. Broker-Dealer Relationships. The
Managers are responsible for the purchase and sale of securities for the Fund(s), broker-dealer selection, and negotiation of brokerage commission rates. The parties hereto shall ensure that each Manager Sub-Advisory
Agreement shall provide that the Manager's primary consideration in effecting a security transaction will be to obtain the best price and execution under the circumstances. In selecting a broker-dealer to execute each particular transaction for the Fund(s), the parties hereto shall ensure that each Manager Sub-Advisory
Agreement shall provide that the Manager will consider such factors it considers to be relevant to the transaction, which are expected to include, among other things: the best net price available, the reliability, integrity and financial condition of the broker-dealer;
the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund(s) on a continuing basis. Accordingly, the price to the Fund(s) in any transaction may be less favorable than that available from another brokerdealer if the Manager determines in good faith that the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time to time determine, a Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused the Fund(s) to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the Fund(s) and to other clients of the Manager. The Manager is further authorized to allocate the orders placed by it on behalf of the Fund(s) to brokers and dealers who provide brokerage and research services within the meaning of
Section 28(e) of the Securities Exchange Act of 1934 and in compliance therewith. Such allocation shall be in such amounts and proportions as the Manager shall determine and the Sub-Adviser will report on said allocations regularly to the Board, indicating the brokers to whom such allocations have been made and the basis therefor. With respect to any Manager Portion as to which the Sub-Adviser is acting as the Manager, the Sub-Adviser shall be directly responsible for compliance with all requirements of this Section 9. With respect to any Manager Portion allocated to another Manager, the Sub-Adviser shall be responsible for monitoring, overseeing and reporting on compliance with all requirements of this Section 9.
Provided the investment objective of the Fund(s) is adhered to, the Sub-Adviser when acting as a Manager may aggregate sales and purchase orders of securities for the Fund(s) with similar orders being made at approximately the same time for other portfolios managed by the Sub-Adviser, if, in the Sub-Adviser's reasonable judgment, such aggregation will result in an overall economic benefit to the Fund(s). In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The
Trust and the Adviser acknowledge that the Sub-
Adviser's determination of such economic benefit to the Fund(s) may be based on an evaluation that the Fund(s) is benefited by relatively better purchase or sales price, lower commission expenses and beneficial timing of transactions, the Sub-Adviser's fiduciary duty to fairly allocate trading opportunities among its clients, or a combination of these and other factors. The allocation of securities so purchased or sold shall be made by the Sub-Adviser when acting as a Manager in the manner that the Sub-Adviser considers to be most equitable and consistent with its fiduciary obligations to the Fund(s) and other clients. The Sub-Adviser when acting as a Manager represents and acknowledges that it is solely responsible for complying, and agrees that it shall comply, with any and all applicable pronouncements of the Commission or its staff with respect to the requirements for aggregating trades as may be set out in any interpretive release and/or no-action letters issued by the Commission or its staff. The Sub-Adviser shall not be responsible for any acts or omissions by any broker or dealer, provided that the Sub-Adviser did not act with gross negligence or willful misconduct in the selection of such broker or dealer.
The Sub-Adviser shall not engage in any transactions for the Fund(s) with or through any broker-dealer that is an affiliated person of the Sub-Adviser or of the Adviser except in compliance with all applicable regulations of the Commission and the applicable policies and procedures of the Trust governing such transactions.
Section 10. Expenses of the Fund(s). All of the ordinary business expenses incurred in the operations of the Fund(s) and the offering of their shares shall be borne by the Fund(s) unless specifically provided otherwise in this Agreement. These expenses borne by the Fund(s) include, but are not limited to, brokerage commissions, taxes, legal, auditing or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expense of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund(s) in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund(s)' shareholders.
The Sub-Adviser shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Sub-
Adviser (and not any other party to this Agreement) shall be responsible for reasonable out-of-pocket costs and expenses incurred by it or the Trust: (a) to amend the Trust's registration statement (other than as part of a normal annual updating of the registration statement) or supplement the Fund(s)' prospectuses and/or statement of additional information, and circulate the same, solely to reflect a change in the personnel of the Sub-Adviser responsible for making investment decisions in relation to the Fund(s); or (b) to obtain shareholder approval of a new sub-advisory agreement as a result of a change in "control" (as such term in defined in Section 2(a)(9) of the 1940 Act) of the Sub-
Adviser (which may include, without limitation, the costs of preparing, printing and mailing a proxy statement for the shareholder meeting and proxy solicitation services, among others), or to otherwise comply with the 1940 Act, the Securities Act, or any other applicable statute, law, rule or regulation, as a result of such change.
Section 11. Compensation. As compensation for the sub-advisory services provided under this Agreement, the Adviser shall pay the Sub-Adviser fees, payable monthly, at the annual rates indicated on Schedule A hereto, as such Schedule may be amended or supplemented from time to time. It is understood that the Adviser shall be responsible for the Sub-
Adviser's fee for its services hereunder, and the Sub-
Adviser agrees that it shall have no claim against the Trust, the Fund(s) or the Sub-Adviser with respect to compensation under this Agreement.
Section 12. Standard of Care. The Trust and the
Adviser shall expect of the Sub-Adviser, and the Sub-
Adviser will give the Trust and the Adviser the benefit of, the Sub-Adviser's best judgment and efforts in rendering its services to the Trust, and the Sub-Adviser shall not be liable hereunder for any mistake in judgment. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-
Adviser or any of its officers, directors, employees or agents, the Sub-Adviser shall not be subject to liability to the Trust or to any shareholders in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding anything else in this Agreement, and for avoidance of doubt, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents (which shall not be deemed to include any Manager), the Sub-Adviser shall not be in violation of its standard of care under this Agreement or be deemed to not have performed its obligations hereunder solely by reason of a Manager's non-performance, or violation of, any provision of its Manager Sub Adviser Agreement, or by reason of the Manager's violation of any applicable law or violation.
Section 13. Non-Exclusivity. The services of the
Sub-Adviser to the Adviser and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory firms.
Section 14. Records. The Sub-Adviser when acting as a Manager shall, with respect to the placing and allocation of brokerage orders placed by it for the purchase and sale of portfolio securities or other investment assets and other portfolio transactions of the Fund(s), maintain or arrange for the maintenance of the documents and records required to be maintained by the Trust pursuant to Rule 31a-1 under the 1940 Act and other applicable law or regulation as well as trade tickets and confirmations of portfolio trades and such other records as the Adviser or the Fund(s)'
Administrator reasonably requests to be maintained.
All such records shall be maintained in a form acceptable to the Fund(s) and in compliance with the provisions of Rule 31a-1 or any successor rule or other applicable law or regulation. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, any and all other documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Trust, including the Commission and the Internal Revenue Service of the Department of Treasury. All such records will be the property of the Trust, and will be available for inspection and use by the Trust and its authorized representatives (including the Adviser) at all times during the Sub-Adviser's normal business hours. The Sub-Adviser shall promptly, upon the request of the Trust or the Trust's authorized representatives (including the Adviser), surrender and deliver to the Fund(s) those records which are the property of the Trust or any Fund(s). The Sub-Adviser will promptly notify the Fund(s)' Administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.
Section 15. Term and Approval. This
Agreement shall become effective with respect to the Fund(s) after it is approved by the Board of Trustees of the Trust, including by a majority of the Trustees who are not interested persons of the Trust, and executed by the Trust, Adviser and Sub-Adviser, and shall continue in effect for more than two years from its effective date, provided that the continuation of this Agreement thereafter is approved in accordance with the requirements of the 1940 Act, which currently requires that the continuation be approved at least annually:
(a) (i) by the Trust's Board of Trustees or
(ii) by the vote of "a majority of the outstanding voting securities" of the Fund(s) (as defined in Section 2(a)(42) of the 1940 Act), and
(b) by the affirmative vote of a majority of the Trust's Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.
Section 16. Termination. As required under the
1940 Act, this Agreement may be terminated with respect to the Fund(s) at any time, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund(s)' outstanding voting securities, or by the Adviser or the Sub-Adviser, on sixty (60) days' written notice to the other party.
The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act, as it may be interpreted by the Commission or its staff in interpretive releases, or applied by the Commission staff in no-action letters, issued under the 1940 Act. This Agreement shall automatically terminate in the event of the termination of the Advisory
Agreement. This Agreement may also be terminated immediately by the Adviser or the Trust in the event that the Sub-Adviser commits a material violation of any governing law or regulation. This Agreement may be terminated immediately by the Sub-Adviser if the Adviser or the Trust commits a material violation of law or regulation.
Section 17. Indemnification by the Sub-Adviser.
In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Trust or the Adviser, or any of their respective officers, directors, employees, affiliates or agents, the Trust, any Fund(s) of the Trust and the Adviser shall not be responsible for, and the Sub-Adviser agrees to indemnify and hold the Trust, any Fund(s) of the Trust and the Adviser and their respective officers, directors, employees, affiliates and agents (severally, but not jointly) harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses, liability, claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, except for special, punitive and indirect damages, arising out of or attributable to the willful misfeasance, bad faith, grossly negligent acts or reckless disregard of obligations or duties of the Sub-Adviser or any of its officers, directors, employees or agents,. The Sub-Adviser shall not be liable hereunder for any losses or damages resulting from the Sub-
Adviser's adherence to the written instructions of the Adviser.
Section 18. Indemnification by the Trust. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser (including where the Sub-
Adviser acts as a Manager) or any of its officers, directors, employees or agents, the Trust hereby agrees to indemnify and hold harmless the Sub-Adviser from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses, liability, claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, except for special, punitive and indirect damages, arising from: (i) the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund(s) or other securities, undertaken by the Fund(s), their officers, directors, employees or affiliates, (ii) resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Fund(s), their officers, directors, employees or affiliates, or (iii) the willful misfeasance, bad faith, grossly negligent acts or reckless disregard of obligations or duties hereunder on the part of the Fund(s), or their respective officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein or in Section 17 shall constitute a waiver or limitation of any rights which the Fund(s) may have and which may not be waived under any applicable federal and state securities laws.
Section 19. Notices. Any notices under this
Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of the Trust shall be 525 Market Street, 12th Floor, San Francisco, California
94105, Attention: Karla Rabusch, and that of the Adviser shall be 525 Market Street, 12th Floor, San Francisco,
California 94105, Attention: C. David Messman, and that of the Sub-Adviser shall be 1133 Connecticut Avenue, N.W., Suite 810, Washington, D.C. 20036, Attention:
Sherri Rossoff.
Section 20. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, or interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted.
Section 21. Amendment. No provision of this
Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the affected Fund(s). Otherwise, a written amendment of this Agreement is effective upon the approval of the Board, the Adviser and the Sub-Adviser.
Section 22. Wells Fargo and Rock Creek
Name. The Sub-Adviser shall not, without prior written consent of the Adviser: (i) use in advertising, publicity or otherwise the name of "Wells Fargo," including the name of Wells Fargo & Co. or any of its affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by Wells Fargo & Co. or any of its affiliates; or (ii) represent, directly or indirectly, that any product or any service provided by the Sub-
Adviser has been approved or endorsed by Wells Fargo
& Co. or any of its affiliates.
The Fund(s) and the Adviser shall have
permission to use the Sub-Adviser's name and information about the Sub-Adviser as required by applicable law and in the marketing of the Fund(s) in written materials relating to the Fund(s) that refer to the Sub-Adviser and/or the Sub-Adviser's investment strategy, including without limitation the Fund(s)' registration statement, shareholder reports and other offering documents and marketing materials prepared for distribution to shareholders of the Fund(s) or the public (such materials, the "Marketing Materials"). The
Fund(s) and the Adviser agree to furnish such Marketing
Materials to the Sub-Adviser (via email at an address designated by the Sub-Adviser from time to time), for its prior review and approval (which approval shall not be withheld or withdrawn as to information required by applicable law or in response to comments of regulatory or self-regulatory agencies and their staff and shall not in other respects be otherwise unreasonably withheld or withdrawn), provided the requirement for prior approval shall apply solely with respect to the use of the Sub-Adviser's name and information specifically concerning the Sub-Adviser and its investment strategy and not to any other content of the Marketing Materials. If, following the furnishing of Marketing Materials, the Fund(s) or the Adviser do not receive a written response from the Sub-Adviser with respect to such materials within one business day of its submission for approval, the content of such materials subject to the Sub-Adviser's approval shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that the Fund(s) and the Adviser may request that the Sub-Adviser approve the use of a type of Marketing
Material, and if approved by the Sub-Adviser, that the Fund(s) and the Sub-Adviser need not obtain approval for each additional piece of Marketing Material that is of substantially the same type or form, unless such consent is withdrawn in writing by the Sub-Adviser.
Section 23. Confidentiality. Subject to
the provisions of the last paragraph of Section 7 hereof and this Section 23, the following shall be treated as confidential ("Confidential Information"): (i) any information or recommendations supplied by the Sub-
Adviser in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings, financial information or other information relating to the Sub-Adviser; and (ii) any records and other information relative to the Trust, the Fund(s) and the Adviser which the Sub-Adviser receives or has access to in the performance of its duties in connection with the performance of its obligations and duties hereunder, including without limitation, prior, present or potential shareholders and clients, the list of Fund(s) portfolio securities, instruments and assets and liabilities of the Fund(s).
Except as may be required by applicable law or rule or as requested by regulatory authorities, Confidential
Information may be disclosed to or used only as necessary to carry out the purposes of this Agreement
(including, without limitation, the disclosure of Confidential Information to, or the use of the same by, the Fund(s)' Custodian and fund accountant and other service providers supporting the operation of the Fund(s), the Fund(s)' auditors, legal advisors to any party, and such other persons as the Fund(s) and the Adviser may designate in connection with the operation and management of the Fund(s)). The Sub-Adviser shall not use its knowledge of Confidential Information regarding the Fund(s)' portfolio as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others or to the detriment of the Fund(s).
The Sub-Adviser hereby authorizes the
Fund(s) and the Adviser, to the extent not inconsistent with each Manager's Manager Sub-Advisory
Agreement, to use all related evaluation material, analyses and information regarding the Sub-Adviser and the investment program of the Fund(s), including information about Managers, portfolio holdings and positions, in connection with: (i) marketing the Fund(s),
(ii) providing ongoing information to existing Fund(s) shareholders, and (iii) providing any required regulatory disclosures.
The confidentiality provisions of this
Section 23 will not apply to any information that: (i) is or subsequently becomes publicly available without breach of any obligation owed to another party; (ii) became known to a party from a source other than another party, and without breach of an obligation of confidentiality owed to another party; (iii) is independently developed by any party without reference to the information required by this Agreement to be treated confidentially; or (iv) is used by any party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 23 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or in response to a request from a regulatory or judicial authority.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

WELLS FARGO FUNDS TRUST
on behalf of the Fund(s)
By:
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC
By:
Andrew Owen
Executive Vice President

THE ROCK CREEK GROUP, LP
By:
Name:
Title:



APPENDIX A

THE ROCK CREEK GROUP, LP
SUB-ADVISORY AGREEMENT
WELLS FARGO FUNDS TRUST

Wells Fargo Advantage Alternative Strategies Fund

Approval by the Board of Trustees: February 20, 2014



SCHEDULE A

THE ROCK CREEK GROUP, LP
INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT
WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 1st day of April
2014, by and among Wells Fargo Funds Trust (the
"Trust"), a statutory trust organized under the laws of the State of Delaware, Wells Fargo Funds Management,
LLC (the "Adviser"), a limited liability company organized under the laws of the State of Delaware, and The Rock Creek Group, LP (the "Sub-Adviser"), a limited partnership organized under the laws of the State of Delaware.

WHEREAS, the parties and the Trust have
entered into an Investment Sub-Advisory Agreement
("Sub-Advisory Agreement") whereby the Sub-Adviser provides specified investment management services with respect to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (the
"Fund(s)").

WHEREAS, the Sub-Advisory Agreement
provides that the fees to be paid by the Adviser to the Sub-Adviser are to be as indicated on Schedule A thereto, as such Schedule may be amended or supplemented from time to time.

NOW THEREFORE, the parties agree that the fees to be paid by the Adviser to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the annual rates indicated below to the average daily net assets of the Fund(s) throughout the month:

FUND NAME                                SUB-ADVISORY FEE
-----------------------------------------------------------------------
Wells Fargo Advantage Alternative        First 750M        0.72
Strategies Fund                          Next 750M         0.62
                                         Over 1.5B         0.60
-----------------------------------------------------------------------

If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund(s).

The foregoing fee schedule is agreed to as of this 1st day of April 2014, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS TRUST
on behalf of the Fund(s)
By:
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC
By:
Andrew Owen
Executive Vice President

THE ROCK CREEK GROUP, LP
By:
Name:
Title: